Exhibit 19.1

JAWS MUSTANG ACQUISITION CORPORATION

INSIDER TRADING POLICY

EFFECTIVE FEBRUARY 1, 2021

The Board of Directors (the “Board”) of Jaws Mustang Acquisition Corporation (the “Company”) has adopted this Insider Trading Policy (this “Policy”), as amended from time to time by the Board and which is applicable to all of Company’s directors, board observers, officers, and employees of Mustang Sponsor LLC (“Insiders”).

Policy

It is the policy of Company that Insiders with “material” non-public information shall not engage in transactions in Company securities or “tip” by passing non-public information on to another person to engage in transactions in Company securities. Likewise, Insiders who become aware of material non-public information about another company as a result of their work for Company shall refrain from trading in the shares of Company or tipping others to trade in the shares of that company. Information is considered “material” if a reasonable investor would consider it important in making an investment decision. Examples of events that could involve material non- public information include a merger with or acquisition of a sizable company, or the release of quarterly or annual financial results. References in this policy to “shares” are intended to cover all types of securities (e.g. ordinary shares, option, preferred shares, convertible debentures, warrants, etc.).

Scope

1.Persons subject to this policy. This policy covers all directors, board advisors, officers and key employees with regular access to material nonpublic information of Company, their immediate family, any entities controlled by them. Company also determine that other persons should be subject to this policy, such as contractors or consultants who have access to material nonpublic information. All persons subject to this policy are referred to herein as “Insiders.”

2.Transactions subject to this policy. This Policy applies to transactions in Company’s securities (collectively referred to in this Policy as “Company Securities”), including Company’s ordinary shares, options to purchase ordinary shares, warrants or any other type of securities that Company may issue, including (but not limited to) preferred shares, and convertible debentures as well as derivative securities that are not issued by Company, such as exchange-traded put or call options or swaps relating to Company Securities.

Individual Responsibility

Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of Company, or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

Practice

3.Insider Trading

(a)Insiders – pre-clearance procedure: Insiders should, before transacting in Company shares, contact the Chief Executive Officer or President concerning the possible existence of pending unpublished important developments. It is essential to seek clearance to trade on the same day as the proposed transaction because clearance can only cover circumstances existing at the time of the consultation. Ultimately, personal transactions are the responsibility of the individual. No Insider should transact in Company securities when they have material non-public information about Company until the second trading day following the release of that information. Insiders may be asked by Company at any time to refrain from trading during specified blackout periods.

(b)Supervision: When an Insider knows that another Insider has material non- public information (e.g. Company plans for an acquisition) the Insider should remind the other Insiders to refrain from trading in Company securities until the second business day after the information has been disclosed to the public or becomes obsolete. Similarly, Insiders should instruct other Insiders not to trade in the shares of another company if Company has material non-public information about that company.

4.Short Sales and Puts and Calls on Company Securities: Short sales of Company shares by Insiders are prohibited. No Insider should engage in short sales of Company securities or engage in puts, calls (including covered calls), or other options. If unusual circumstances appear to make a transaction in a put, call or other options on Company securities appropriate, the transaction should be cleared with the Chief Executive Officer or President in advance.

5.Transactions Designed to Hedge or Offset Losses on Company Securities; Collateralization: No Insider should engage in (i) puts, calls or other options, or (ii) hedging or offsetting strategies involving investment products that are specifically designed to offset an Insider’s exposure to the price of Company securities. Insiders should not pledge any Company securities, including having Company securities in a margin account or using Company securities as collateral for a loan.

6.Duty to report violations: Any Insider who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other Insiders, must report the violation immediately to the Chief Executive Officer or President. Upon learning of any such violation, the Chief Executive Officer or President, as applicable, will determine whether Company should release any Material Nonpublic Information, or whether Company should report the violation to the SEC or other appropriate governmental authority.

7.No Trading During Blackout Periods: No Insiders may trade in Company securities during any special blackout periods that the Chief Executive Officer or President may designate. No Insiders may disclose to any outside third party that a special blackout period has been designated.

8.Section 16 Individuals: No officer of Company designated by the Board as a Section 16 officer (each, a “Section 16 Individual”) may trade in Company securities until:

(a)The person trading has notified the Chief Executive Officer or President of the amount an nature of the proposed trade; and

(b)The Chief Executive Officer or President has approved the trade.

9.No Obligation to Approve Trades: The existence of the foregoing approval procedures does not in any way obligate the Chief Executive Officer or President to approve any trades requested by Section 16 Individuals.

10.Priority of Statutory or Regulatory Trading Restrictions: The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, e.g., short-swing trading by Section 16 Individuals or restrictions on the sale of securities subject to Rule 144 under the Securities Act of 1933. Any Insider who is uncertain whether other prohibitions or restrictions apply should ask the Chief Executive Officer or President.

11.Trading Plan: An Insider may elect to trade in Company Securities pursuant to a written plan or set of instructions to another person (a “Trading Plan”).

(a)All Trading Plans are subject to clearance by the Chief Executive Officer or President. A Trading Plan will not be cleared unless it contains the following provisions.

(i)A Trading Plan must be in writing and signed by the person seeking to adopt the Trading Plan.

(ii)A Trading Plan must include the following:

(1)the specific amount of securities to be traded (either a specified number of securities or a specified dollar value of securities); the price at which the securities are to be traded; and the date on which the order is to be executed (either the specific day of the year on which the order is to be executed—or as soon thereafter as is practicable under ordinary principles of best execution—in the case of a market order, or, in the case of a limit order, a day of the year on which the limit order is in force); OR

(2)a written formula or algorithm, or computer program for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold; OR

(3)a provision that grants complete investment discretion to another person (a “Representative”) and does not permit the Insider to exercise any subsequent influence over how, when, or whether to effect trades. Reliance upon this provision will also require a signed affirmation by the Representative that such Representative will not exercise this complete grant of discretion to trade on such securities while such Representative is aware of Material Nonpublic Information about Company or its securities.

(iii)Any Insider seeking to adopt a Trading Plan may not do so if he or she is aware of any Material Nonpublic Information about Company or Company Securities, or any information at variance with Company’s statements to investors.

(iv)Any Insider seeking to adopt a Trading Plan must enter into such Trading Plan in good faith and not as a part of a plan or scheme to evade the prohibitions of any insider trading laws, rules, or regulations.

12.Consequences of Violations. The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company Securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions.

Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.